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EXHIBIT 11
Statement re: Computation of Per Share Earnings
(In thousands, except per share data)
                                                     Three Months         Nine Months
                                                  Ended September 30   Ended September 30
                                                    1996      1995       1996      1995
Primary

Net income                                         $155,588  $143,700   $458,104  $420,612

Average common shares outstanding                   223,178   226,724    224,528   227,542
Average common share equivalents outstanding (1) :
    Stock options                                     1,352     1,484      1,361     1,480
    Restricted stock                                 (1,847)   (1,693)    (1,850)   (1,697)
Average primary common shares                       222,683   226,515    224,039   227,325
Earnings per common share - Primary                $   0.70  $   0.63   $   2.04  $   1.83

Fully Diluted

Net income                                         $155,588  $143,700   $458,104  $420,612

Average common shares outstanding                   223,178   226,724    224,528   227,542
Average common share equivalents outstanding (1) :
    Stock options                                     1,372     1,506      1,380     1,505
    Restricted stock                                 (1,847)   (1,692)    (1,847)   (1,694)
Average fully diluted common shares                 222,703   226,538    224,061   227,353
Earnings per common share - Fully Diluted          $   0.70  $   0.63   $   2.04  $   1.83

<F1>Includes the incremental effect of stock options and restricted stock outstanding computed under the treasury stock method.
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